EXHIBIT 4.6

                            BIG FLOWER HOLDINGS, INC.

                  RESTATED 1993 STOCK AWARD AND INCENTIVE PLAN

SECTION 1.  GENERAL PURPOSE OF PLAN; DEFINITIONS.

         The name of this plan is the Big Flower Holdings, Inc. ("Holdings") Restated 1993 Stock Award and Incentive Plan (the "Plan"). The Plan was first adopted by the Board of Directors of Big Flower Press Holdings, Inc., a Delaware corporation ("BFPH") on October 26, 1993, subject to the approval of the stockholders of BFPH, which approval was obtained on the same date. The Plan, as subsequently amended and restated, was adopted by the Board of Directors of BFPH on October 24, 1994, subject to the approval of the stockholders of BFPH, which approval was obtained on October 25, 1994. An amendment to the Plan was adopted by the Board of Directors of BFPH on November 10, 1995, subject to (i) the approval of the stockholders of BFPH, which approval was obtained on the same date, and (ii) the closing of BFPH's initial public offering of its common stock (the "Closing"), which took place on November 28, 1995. Amendments to various provisions of the Plan were adopted at the Annual Meeting of Stockholders of BFPH on July 24, 1997. An amendment to the Plan was adopted by the Board of Directors of BFPH, effective on the Effective Time under the merger agreement pursuant to which Holdings became the parent of BFPH, at which time the Plan was adopted by the Board of Directors of Holdings as the Plan for Holdings. The purpose of the Plan is to enable the Company to attract and retain highly qualified directors and other personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating directors, officers, other key employees, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (1) "Administrator" means the Board. or if the Board does not administer the Plan, the Committee in accordance with Section 2.

         (2) "Board" means the Board of Directors of Holdings.

         (3) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

         (4) "Committee" means the Compensation Committee of the Board plus such additional individuals as the Board shall designate in order to fulfill the Disinterested Persons requirement of Rule 16b-3 as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Act"), and as such Rule may be amended from time to time, or any successor definition adopted by the Commission, or another Committee the Board may subsequently appoint to administer the Plan. The Committee shall be composed entirely of individuals who meet the qualifications referred to in Rule 16b-3. If at any time the Board shall not


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administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

         (5) "Company" means Holdings and any Subsidiary (or any successor corporation).

         (6) "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.

         (7) "Disability" means the inability of a Participant to perform substantially his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Company that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for six months or longer. The date of such Disability shall be on the last day, of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

         (8) "Disinterested Person" shall have the meaning set forth in Rule 16b-3 of the Act, and as such may be amended from time to time, or any successor definition adopted by the Commission.

         (9) "Effective Date" means the date provided pursuant to Section 12.

         (10) "Eligible Employee" means an employee of the Company eligible to participate in the Plan pursuant to Section 4.

         (11) "Fair Market Value" means, as of any given date, with respect to any awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, (A) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, (B) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (C) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

         (12) "Incentive Stock Option" means any Stock Option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

         (13) "Initial Election Option" has the meaning set forth in Section 8 below.

         (14) "Limited Stock Appreciation Right" means a Stock Appreciation Right that can be exercised only in the event of a "Change of Control" (as defined in the award evidencing such Limited Stock Appreciation Right).


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         (15) "Non-Qualified Stock Option" means any stock option that is not an
Incentive Stock Option, including a stock option that provides (as of the time such option is granted) that it will not be treated as Incentive Stock Option.

         (16) "Parent Corporation" means any corporation (other than Holdings) in an unbroken chain of corporations ending with Holdings, if each of the corporations in the chain (other than Holdings) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

         (17) "Participant" means any director of Holdings who is not an employee of the Company (a "Non-Employee Director"), any director of Holdings who is not an employee of the Company or any of its affiliates (a "Non-Management Director"), Eligible Employee, or any consultant or advisor to the Company (i) selected by the Administrator, pursuant to the Administrator's authority in Section 2 below or (ii) entitled pursuant to Section 8 below, to receive grants of Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares, Initial Election Options, Reelection Options or any combination of the foregoing.

         (18) "Performance Share" means an award of shares of Stock pursuant to
Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.

         (19)  "Reelection Option" has the meaning set forth in Section 8 below.

         (20) "Restricted Stock" means an award granted pursuant to Section 7 of shares of Stock subject to certain restrictions.

         (21)  "Stock" means the Common Stock, $.01 par value, of Holdings.

         (22) "Stock Appreciation Right" means the right pursuant to an award granted under Section 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

         (23) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

         (24) "Subsidiary" means any corporation (other than Holdings) in an unbroken chain of corporations beginning with Holdings, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.


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SECTION 2.   ADMINISTRATION.

         The Plan shall be administered by the Board in accordance with the requirements of Rule 16b-3 of the Act, or by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

         The Administrator shall have the power and authority to grant to Non-Employee Directors, Non-Management Directors, Eligible Employees and consultants and advisors to the Company, pursuant to the terms of the Plan: (a) Stock Options, (b) Stock Appreciation Rights or Limited Stock Appreciation Rights, (c) Restricted Stock, (d) Performance Shares, (e) Deferred Stock, (f) Initial Election Options, (g) Reelection Options or (h) any combination of the foregoing.

         In particular, the Administrator shall have the authority:

         (a) to select those employees of the Company who shall be Eligible Employees;

         (b) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted hereunder to Non-Employee Directors, Non-Management Directors, Eligible Employees, consultants and advisors to the Company;

         (c) to determine the number of shares to be covered by each such award granted hereunder;

         (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restrictions applicable to Restricted or Deferred Stock awards and the conditions under which restrictions applicable to such Restricted or Deferred Stock shall lapse, and (y) the performance goals and periods applicable to the award of Performance Shares); and

         (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options. Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Initial Election Options, Reelection Options or any combination of the foregoing;

         The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

         All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.


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SECTION 3.  STOCK SUBJECT TO PLAN.

         The total number of shares of Stock reserved and available for issuance under the Plan shall be 5,484,114. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The aggregate number of shares of Stock as to which Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Initial Election Options and Reelection Options may be granted to any individual during any calendar year may not, subject to adjustment as provided in this Section 3. exceed 80% of the shares of Stock reserved for the purposes of the Plan in accordance with the provisions of this
Section 3.

         To the extent that (i) a Stock Option, Initial Election Option or Reelection Option expires or is otherwise terminated without being exercised, or
(ii) any shares of Stock subject to any Restricted Stock, Deferred Stock or Performance Share award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the kind and aggregate number of shares reserved for issuance under the Plan, (ii) the kind, number and option price of shares subject to outstanding Stock Options, Initial Election Options and Reelection Options granted under the Plan, and
(iii) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares, as may be determined by the Administrator in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator in its sole discretion. An adjusted option price shall also be used to determine the amount payable by Holdings upon the exercise of any Stock Appreciation Right or Limited Stock Appreciation Right associated with any Stock Option. In connection with any event described in this paragraph, the Administrator may provide, in its discretion for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor.

SECTION 4.  ELIGIBILITY.

         Non-Employee Directors, Non-Management Directors, officers (including officers who are directors of the Company), other key employees of the Company, consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares, Initial Election Options or Reelection Options hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from


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among the Non-Employee Directors, Non-Management Directors, Eligible Employees,
consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award. In addition, Initial Election Options and Reelection Options shall be granted automatically to Non-Management Directors as provided in Section 8 hereof.

SECTION 5.  STOCK OPTIONS

         Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a subscription and/or awards agreement with Holdings, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

         The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

         The Administrator shall have the authority to grant to any Eligible Employee either Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights or Limited Stock Appreciation Rights). Non-Employee Directors, Non-Management Directors, consultants and advisors may only be granted Non-Qualified Stock Options (with or without Stock Appreciation Rights or Limited Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

         Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

         (1) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Stock on such date, and shall not, in any event, be less than the par value of the Stock. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.


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         (2) Option Term. The term of each Stock Option shall be fixed by the
Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

         (3) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion.

         (4) Method of Exercise. Subject to Section 5(3) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made in the form of unrestricted Stock already owned by the optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. If payment of the option exercise price of a NonQualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option (to the extent of the number of shares of Restricted Stock or Performance Shares surrendered upon exercise of such Stock Option) shall be restricted in accordance with the original terms of the Restricted Stock or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and any other rights of a stockholder with respect to the Stock subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (1) of Section 11.

         The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to a grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Stock Option is granted; provided, however, should the Administrator so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, Stock Options shall be canceled and the shares


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previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder.

         (5) Loans. The Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this
Section 5(5) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value of the shares of Stock covered by the option, or portion thereof, exercised by the holder, and (y) any federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payment of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment with, or the termination of such holder's service with, the Company shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

         (6) Non-transferability of Options. Unless otherwise determined by the Administrator subject to the limitations on transferability set forth in Rule 16b-3, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

         (7) Termination of Employment or Service. If an optionee's employment with or service as a Non-Employee Director, Non-Management Director, consultant or advisor to the Company terminates by reason of death. Disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement, or as otherwise determined by the Administrator.


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         (8) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an optionee under this Plan and all other option plans of the Company or its Parent Corporation become exercisable for the first time by the optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

SECTION 6.  STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS.

         (1) Grant and Exercise. Stock Appreciation Rights and Limited Stock Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Stock Option granted under the Plan ("Related Rights"). In the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

         A Related Right or applicable portion thereof granted in conjunction with a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Related Right.

         A Related Right may be exercised by an optionee, in accordance with paragraph (2) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph
(2) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

         (2) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Administrator, including the following:

              (a) Stock Appreciation Rights that are Related Rights ("Related Stock Appreciation Rights") shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan; provided, however, that no Related Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.


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              (b) Upon the exercise of a Related Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or in some combination of cash and shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the option price per share specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

              (c) Related Stock Appreciation Rights shall be transferable or exercisable only when and to the extent that the underlying Stock Option would be transferable or exercisable under paragraph (6) of Section 5 of the Plan.

              (d) Upon the exercise of a Related Stock Appreciation Right, the Stock Option or part thereof to which such Related Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued under the Related Stock Appreciation Right.

              (e) A Related Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

              (f) Stock Appreciation Rights that are Free Standing Rights ("Free Standing Stock Appreciation Rights") shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that no Free Standing Stock Appreciation Right shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Stock Appreciation Right prior to the expiration of such six-month period.

              (g) The term of each Free Standing Stock Appreciation Right shall be fixed by the Administrator, but no Free Standing Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

              (h) Upon the exercise of a Free Standing Stock Appreciation Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash or shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the price per share specified in the Fair Market Value of the Stock on the date of grant) multiplied by the number of shares of Stock in respect of which the right is being exercised, with the Administrator having the right to determine the form of payment.


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              (i) Free Standing Stock Appreciation Rights shall be transferable or exercisable only when and to the extent that a Stock Option would be transferable or exercisable under paragraph (6) of Section 5 of the Plan.

              (j) In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Stock Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

              (k) Limited Stock Appreciation Rights may only be exercised within the 30-day period following a "Change of Control" (as defined by the Administrator in the agreement evidencing such Limited Stock Appreciation Right) and, with respect to Limited Stock Appreciation Rights that are Related Rights ("Related Limited Stock Appreciation Rights"), only to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan; provided, however, that no Related Limited Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.

              (l) Upon the exercise of a Limited Stock Appreciation Right, the recipient shall be entitled to receive an amount in cash equal in value to the excess of the "Change of Control Price" (as defined in the agreement evidencing such Limited Stock Appreciation Right) of one share of Stock as of the date of exercise over (A) the option price per share specified in the related Stock Option, or (B) in the case of a Limited Stock Appreciation Right which is a Free Standing Appreciation Right, the price per share specified in the Free Standing Stock Appreciation Right, such excess to be multiplied by the number of shares in respect of which the Limited Stock Appreciation Right shall have been exercised.

SECTION 7.  RESTRICTED STOCK, DEFERRED STOCK AND PERFORMANCE SHARES.

         (1) General. Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Non-Employee Directors, Non-Management Directors, Eligible Employees, consultants and advisors to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock or Performance Share awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock or Performance Share awards; the Restricted Period (as defined in paragraph (3) hereof) applicable to Restricted Stock or Deferred Stock awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; and all other conditions of the Restricted Stock, Deferred Stock and Performance Share awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock awards or Performance Shares upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The


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provisions of Restricted Stock, Deferred Stock or Performance Share awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5(5) with respect to the exercise of stock options.

         (2) Awards and Certificates. The prospective recipient of a Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement," "Subscription Agreement," "Deferred Stock Award Agreement," "Performance Share Award Agreement," or other award agreement, as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify after the award date). Except as otherwise provided below in this Section 7(2), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

         The Company may require that the stock certificates evidencing Restricted Stock or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

         With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the Participant, or his legal representative, in a number equal to the number of shares of Stock covered by the Deferred Stock award.

         (3) Restrictions and Conditions. The Restricted Stock, Deferred Stock and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

              (a) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Subscription Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or other award agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares or Deferred Stock awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance-related goals, the Participant's termination of employment or service, death or

Disability or the occurrence of a "Change of Control" as defined in the agreement evidencing such award.

              (b) Except as provided in paragraph (3)(a) of this Section 7, the Participant shall generally have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder with respect to such stock during the Restricted Period. The Participant shall generally not have the rights of a stockholder with respect to stock subject to Deferred Stock awards during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be aid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Restricted Stock, Performance Shares or Deferred Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

              (c) The rights of holders of Restricted Stock, Deferred Stock and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the Restricted Stock Award Agreement, Subscription Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or other award agreement, as appropriate, governing such awards.

SECTION 8. AUTOMATIC GRANTS TO NON-MANAGEMENT DIRECTORS: ELECTIVE PURCHASE OF SHARES AND OPTIONS BY NON-EMPLOYEE DIRECTORS.

         (1)  Automatic Grants to Non-Management Directors.

         Notwithstanding any other provision in the Plan to the contrary, each Non-Management Director shall receive on the date of his or her initial election or appointment to the Board a NonQualified Stock Option (each, an "Initial Election Option") to purchase 13,400 shares of Stock. In addition, on the date of each subsequent annual meeting of stockholders of Holdings at which a Non-Management Director is reelected, he or she shall receive a Non-Qualified Stock Option (each, a "Reelection Option" and together with an Initial Election Option, the "Automatic Options") to purchase 1,000 shares of Stock. Each such Initial Election Option shall have a term of ten years, and each such Reelection Option shall have a term of five years, in each case each subject to the provisions of this Section 8(l) below. Each such Automatic Option shall vest and become exercisable on the date of the grant. The exercise price for each Automatic Option shall be equal to the closing price per share of Stock on the principal stock exchange on which the Stock is then listed for trading (the "Closing Price") on the date of the grant, which exercise price shall be paid in cash, by check, or by delivery of unrestricted shares of Stock held by the Non-Management Director for at least six months (valued at the Closing Price on the date of such exercise), at the Non-Management Director's election.

         Subject to the provisions of the applicable Automatic Option award, the unexercised portion of any such Automatic Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

              (a) the expiration of ten years from the date on which such Automatic Option was granted; and

              (b) if the Non-Management Director's services to Holdings are terminated for any reason, the portion of Automatic Options granted to such Non-Management Director which were exercisable immediately prior to such termination may be exercised for a period of 90 days following the date of such termination (or until the expiration of such Automatic Option term, if earlier).

         (2)  Elective Purchase or Shares and Options by Non-Employee Directors.

         In addition to any other benefit to which any Non-Employee Director may be entitled under the terms of the Plan, a Non-Employee Director shall be permitted to elect to receive all or any portion of the annual retainer fees and/or Board or committee meeting attendance fees, if any (collectively, the "Fees") that otherwise would be payable in cash to such Non-Employee Director, in shares of Stock or Non-Qualified Stock Options to purchase shares of Stock (each an "Elective Option"), in each case rather than cash in accordance with the provisions of this Section 8(2).

         Any Non-Employee Director may elect to receive all or any portion of his or her Fees in shares of Stock or Elective Options to purchase shares of Stock rather than cash by delivering a written election (an "Election Notice," the election set forth therein being referred to as the "Election") to the Secretary of Holdings. An Election shall continue in effect until it is revoked by delivery to the Secretary of Holdings of a written revocation notice (a "Revocation") or modified by delivery to the Secretary of Holdings of a new Election Notice. Any Election or Revocation under this Section 8(2) shall be effective with respect to Fees that otherwise would be paid after the later of
(x) with respect to an Initial Election (as defined below), the date of receipt by the Secretary of Holdings of the Election Notice or, if later, that date specified in such Election Notice, and (y) with respect to any Revocation or any Election other than Initial Election, six months after the date of receipt by the Secretary of Holdings of such Revocation or Election Notice. There shall be no limit on the number of Elections or Revocations that may be made by a Non-Employee Director. A Non-Employee Director who does not elect to have all or a portion of his or her Fees paid in shares of Stock or Elective Options to purchase shares of Stock shall receive his or her Fees in cash on the date that such Fees are otherwise due.

         Any shares of Stock issuable under this Section 8(2) shall be issued to the Non-Employee Director on the same date that the Fees would have been paid in cash. The number of shares of Stock to be issued to a Non-Employee Director who makes an Election under this Section 8(2) shall be determined by dividing (i) the amount of such Non-Employee Director's Fees for which he or she has made an Election under this Section 8(2) by (ii) the Closing Price on the date as of which the Fees would otherwise be payable (such quotient being referred to as "Elected Shares").

         Any Elective Options to be granted under this Section 8(2) shall be granted to the Non-Employee Director on the same date that the Fees would have been paid in cash, shall vest immediately upon the date of such grant and remain exercisable for five years thereafter. The exercise price of such Elective Options shall be equal to the Closing Price on the date such Fees would be payable, which exercise price may be paid in cash, by check, or by delivery of unrestricted shares of Stock held by the Non-Employee Director for at least six months (valued at the Closing Price on the date of such exercise), at the Non-Employee Director's election. The number of shares of Stock for which each Elective Option would be exercisable shall be determined by multiplying the Elected Shares by four.

         Only full shares of Stock and Elective Options exercisable for full shares of Stock shall be issued pursuant to this Section. If the formulae set forth above would result in a Non-Employee Director receiving any fractional shares of Stock or Elective Options exercisable for any fractional shares of Stock, then, in lieu of such fractional shares of Stock or such portion of Elective Options, the Non-Employee Director shall be paid cash.

         For purposes of this Section 8(2), an "Initial Election" means an Election received by the Secretary of Holdings from a Non-Employee Director on a date not later than the later of (a) 10 days following the date on which the Holdings stockholders shall have approved the addition to the Plan of this
Section 8(2) and (b) 10 days after a Non-Employee Director is first elected a Director of Holdings.

SECTION 9.  AMENDMENT AND TERMINATION.

         The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent, or that without the approval of the stockholders (as described below) would:

         (1) except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;

         (2) change the class of directors, employees, consultants and advisors eligible to participate in the Plan; or

         (3) extend the maximum option period under paragraph (2) of Section 5 of the Plan.

         Notwithstanding the foregoing, stockholder approval under this Section 9 shall only be required at such time and under such circumstances as stockholder approval would be required under Rule 16b-3 of the Act with respect to any material amendments to any employee benefit plan of the Company.

         The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 10.  UNFUNDED STATUS OF PLAN.

         The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 11.  GENERAL PROVISIONS.

         (1) The Administrator may require each person purchasing shares pursuant to a Stock Option, an Initial Election Option or a Reelection to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for any such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

         All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

         (2) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangement may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any director, employee, consultant or advisor of the Company any right to continued employment with, or provision of services to, the Company, as the case may be, nor shall it interfere in any way, with the right of the Company to terminate the employment or service of any of its directors, employees, consultants or advisors at any time.

         (3) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

         (4) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 12.  EFFECTIVE DATE OF PLAN.

         The Plan became effective (the "Effective Date") on October 26, 1993, the date Holdings' stockholders formally approved the Plan.

SECTION 13.  TERM OF PLAN.

         No Stock Option, Stock Appreciation Right, Limited Stock Appreciation Right, Restricted Stock, Deferred Stock, Performance Share, Initial Election Option or Reelection Option award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.